Contact:

Marc Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS RECORD FISCAL 2004

SECOND-QUARTER AND FIRST-HALF FINANCIAL RESULTS

•	2004 Second Quarter Diluted Earnings Per Share Up 21.7% Over Last Year

BOCA RATON, FLORIDA—October 13, 2003—Q.E.P. Co., Inc. (Nasdaq: QEPC), today announced financial results for the fiscal 2004 second quarter and six months ended August 31, 2003.

For the fiscal 2004 second quarter, net sales increased 3.3 percent to $34.5 million from last year’s record second quarter of $33.4 million. Net sales for the first half of fiscal 2004 increased 7.1 percent to $69.2 million from $64.6 million for the comparable period last year.

Gross profit margin in the fiscal 2004 second quarter was slightly lower at 34.7 percent compared with 35.1 percent in the comparable period last fiscal year reflecting a moderate change in mix of products sold. The gross margin for the fiscal 2004 second quarter improved 30 basis points over the gross margin for the first quarter of fiscal 2004. The gross margin for the first six months of fiscal 2004 improved to 34.6 percent from 34.2 percent in the comparable period last fiscal year.

Operating income in the 2004 second quarter improved 4.3 percent to approximately $2.0 million over the comparable period in fiscal 2003 when the Company reported approximately $1.9 million. For the first half of fiscal 2004, operating income, which was negatively impacted by a $617,000 charge taken in the first quarter for the early repayment of $4.5 million of subordinated debt, declined 5.3 percent to $3.4 million. Excluding this one-time charge, however, operating income would have been $4.0 million or an increase of 11.9 percent over the same period in the last fiscal year.

Interest expense declined 33.7 percent in the second quarter of fiscal 2004 against the prior-year period as a result of the Company’s repayment of its subordinated debt facility and principal reduction in its senior debt. For the first half of fiscal 2004, interest expense increased 10.4 percent compared with the same six month period in fiscal 2003, reflecting a $270,000 prepayment penalty associated with the aforementioned repayment of the subordinated debt in the first quarter of the fiscal year.

Net income in the 2004 second quarter was $979,000 or $0.28 diluted earnings per share compared with last year’s $796,000 or $0.23 diluted earnings per share. For the first half of fiscal 2004, net income was nearly $1.4 million or $0.40 diluted earnings per share. The total after-tax effect of the repayment of the subordinated debt was $566,000 or $0.16 per share. Excluding the prepayment of the subordinated debt, net income for the fiscal 2004 six-month period improved 29.6 percent to $1,957,000 or $0.56 per share, compared with last year’s $1.5 million or $0.44 per share calculated without regard to the cumulative effect of a change in accounting principle on impairment of goodwill that took effect in the first quarter of fiscal 2003. As a result of the change in accounting principle, the Company incurred a one-time, non-operating charge of $3.0 million, producing a loss of $1.5 million or $0.45 diluted earnings per share in the first half of fiscal 2003. A reconciliation follows of the Company’s diluted earnings per share:

	Six Months Ended August 31,
	2003	2002
Earnings (loss) per common share—diluted: GAAP earnings (loss) per common share	$0.40	$(0.45)
Charge related to early repayment of $4.5 million of subordinated debt	0.18	—
Interest prepayment penalty of subordinated debt	0.08	—
Cumulative effect of change in accounting principle	—	0.89
Provision for income taxes related to repayment of subordinated debt	(0.10)	—

	$0.56	$0.44

Because of the positive first half results of fiscal 2004, the Company is raising its earnings guidance for fiscal 2004, exclusive of unusual items, to $1.08—$1.12 diluted earnings per share from at least $1.00 diluted earnings per share.

The Company will be hosting a conference call at 10:00 a.m. Eastern today to discuss this press release and answer questions. To participate in the conference call, please dial 877-691-0878 five to 10 minutes before the call is scheduled to begin. While we hope you will be able to join us for the call, we have arranged to have the teleconference session available for replay from October 13 until midnight on October 20. The number to hear the teleconference replay is 1-877-519-4471. The access code for the replay is 4224972. You will find the financial information to be discussed during the conference call on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding earnings growth and our expectations regarding revenue in future periods and earnings per share and any statements as to what the company “believes,” “intends,” “expects,” or “anticipates”, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and the Company has no duty to update such statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products and its profitability, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 28, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

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Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share data; unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2003	2002	2003	2002
Net Sales	$34,489	$33,409	$69,200	$64,599
Cost of goods sold	$22,518	$21,694	$45,279	$42,487

Gross profit	$11,971	$11,715	$23,921	$22,112
Costs and expenses
Shipping	$3,021	$3,280	$6,303	$5,943
General and administrative	$3,098	$2,917	$6,056	$5,534
Selling and marketing	$3,634	$3,518	$7,260	$6,806
Other expense	$264	$126	$906	$242

Operating income	$1,954	$1,874	$3,396	$3,587
Interest expense, net	$331	$499	$1,056	$956

Income before provision for income taxes and cumulative effect of change in accounting principle	$1,623	$1,375	$2,340	$2,631
Provision for income taxes	$644	$579	$949	$1,121

Net income before cumulative effect of change in accounting principle	$979	$796	$1,391	$1,510
Cumulative effect of change in accounting principle	—	—	—	$(3,048)

Net income (loss)	$979	$796	$1,391	$(1,538)

Basic earnings (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.29	$0.23	$0.41	$0.44
Cumulative effect of change in accounting principle	—	—	—	(0.89)

Net income (loss)	$0.29	$0.23	$0.41	$(0.45)

Weighted average number of basic shares outstanding	3,393	3,442	3,388	3,443

Diluted earnings (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.28	$0.23	$0.40	$0.44
Cumulative effect of change in accounting principle	—	—	—	(0.89)

Net income (loss)	$0.28	$0.23	$0.40	$(0.45)

Weighted average number of dilutive shares outstanding	3,504	3,442	3,482	3,443

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	August 31, 2003	February 28, 2003
ASSETS
Current assets	$48,112	$51,700
Property and equipment, net	$6,598	$6,443
Other assets	$14,186	$14,382

Total Assets	$68,896	$72,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (including current portion of long-term debt)	$34,687	$39,890
Long-term debt and other liabilities	$8,976	$9,520
Stockholders’ equity	$25,233	$23,115

Total Liabilities and Stockholders’ Equity	$68,896	$72,525